Exhibit 10.23

BDC Capital Inc., a wholly-owned subsidiary

of Business Development Bank of Canada

Banque de développement du Canada

GENERAL SECURITY AGREEMENT

THIS AGREEMENT dated the 4 day of February, 2020.

BETWEEN:

LI-CYCLE CORP., a corporation incorporated under the laws of the Province of Ontario, with its head office at 2351 Royal Windsor Dr., Suite 10, Mississauga, Ontario L5J 4S7

(the “Debtor”)

AND:

BDC CAPITAL INC., a wholly-owned subsidiary of Business Development Bank of Canada, with a business centre at 50 O’Connor St., Suite 1100, Ottawa, Ontario K1P 6L2

(“BDC”)

1.	SECURITY INTEREST

(You, as the Debtor, will grant to BDC a charge, referred to as a security interest, over all personal property now held or in the future held or acquired by you. You will also grant a charge, referred to as a floating charge, over your complete undertaking . These charges are the security BDC will hold in consideration of lending you funds or providing the credit facility to you.)

1.1	For consideration the Debtor hereby:

(a)

mortgages and charges as a fixed and specific charge, and assigns and transfers to BDC, and grants to BDC a general and continuing security interest in all of the Debtor’s present and after acquired personal property including, without limitation:

(i)

all office, trade, manufacturing and all other equipment and all goods, including, without limitation, machinery, tools, fixtures, computers, furniture, furnishings, chattels, motor vehicles and other tangible personal property that is not Inventory, and all parts, components, attachments, accessories, accessions, replacements, substitutions, additions and improvements to any of the above (all of which is collectively called the “Equipment”);

(ii)

all inventory, including, without limitation, goods acquired or held for sale or lease or furnished or to be furnished under contracts of rental or service, all raw materials, work in process, finished goods, returned goods, repossessed goods, all livestock and their young after conception, all crops and timber, and all packaging materials, supplies and containers relating to or used or consumed in connection with any of the foregoing (all of which is collectively called the “Inventory”);

(iii)

all debts, accounts, claims, demands, moneys and choses in action which now are, or which may at any time be, due or owing to or owned by the Debtor and all books, records, documents, papers and electronically recorded data recording, evidencing or relating to the debts, accounts, claims, demands, moneys and choses in action (all of which is collectively called the “Accounts”);

(iv)	all documents of title, chattel paper, instruments, securities and money, and all other personal property, of the Debtor that is not Equipment, Inventory or Accounts;

General Security Agreement Rev. November 2017

(v)

all patents, trade-marks, copyrights, industrial designs, plant breeder’s rights, integrated circuit topographies, trade-names, goodwill, confidential information, trade secrets and know-how, including without limitation, environmental technology and bio-technology, software and any registrations and applications for registration of the foregoing and all other intellectual and industrial property of the Debtor (all of which is collectively called the “Intellectual Property”);

(vi)

all the Debtor’s contractual rights, licenses and all other choses in action of every kind which now are, or which may at any time be due or owing to or owned by the Debtor, and all other intangible property of the Debtor, that is not Accounts, chattel paper, instruments, documents of title, Intellectual Property, securities or money;

(vii)	the personal property described in Schedule “A” attached to this Agreement and all additions thereto and replacements thereof; and

(viii)	all proceeds of every nature and kind arising from the personal property referred to in this Security Agreement;

(b)	grants to BDC a general and continuing security interest and charges by way of a floating charge:

(i)

all of the undertaking and assets of the Debtor, of every nature or kind and wherever situate, whether presently owned or hereafter acquired, and all their proceeds, other than its assets and undertakings that are otherwise validly and effectively subject to the charges and security interests in favour of BDC created pursuant to this Clause 1.1.

1.2     The security interests, mortgages, transfers, assignments, charges, grants and conveyances created pursuant to Clause 1.1 shall be collectively called the “Security Interests”, and the property subject to the Security Interests and all property, assets and undertaking charged, assigned or transferred or secured by any instruments supplemental to or in implementation of this Security Agreement are collectively called the “Collateral”.

1.3     The schedules, including definitions, form part of this Security Agreement.

2.	EXCEPTIONS

(With few exceptions, all of your personal property is subject to the security interests and charges described in Clause 1.1. Only the last day of any lease term and possibly your consumer goods are excepted. Corporations do not hold consumer goods.)

2.1     The last day of the term created by any lease or agreement is excepted out of any charge or the Security Interests but the Debtor shall stand possessed of the reversion and shall remain upon trust to assign and dispose of it to any third party as BDC shall direct.

2.2     All the Debtor’s consumer goods are excepted out of the Security Interests.

2.3     The Security Interests do not and will not extend to, and Collateral will not include any agreement, right, franchise, licence or permit (the “contractual rights”) to which the Debtor is a party or of which the Debtor has the benefit, to the extent that the creation of the Security Interests would constitute a breach of the terms of or permit any person to terminate the contractual rights, but the Debtor must hold its interest therein in trust for BDC and will assign such contractual rights to BDC forthwith upon obtaining the consent of the other party thereto. The Debtor agrees that it will, upon the request of BDC, use all commercially reasonable efforts to obtain any consent required to permit any contractual rights to be subjected to the Security Interests.

3.	ATTACHMENT

(Value or consideration has flowed between you and BDC and the Security Interests in your personal property are complete once you sign this Security Agreement.)

The Debtor agrees that the Security Interests attach upon the signing of this Security Agreement (or in the case of after acquired property, upon the date of acquisition), that value has been given, and that the Debtor has (or

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in the case of after acquired property, will have upon the date of acquisition) rights in the Collateral and the Debtor confirms that there has been no agreement between the Debtor and BDC to postpone the time for attachment of the Security Interests and that it is the Debtor’s understanding that BDC intends the Security Interests to attach at the same time.

4.	PURCHASE MONEY SECURITY INTEREST

(To the extent that BDC helps you acquire an interest in any personal property, you grant a special security interest to BDC over that personal property. The special security interest is known as a “Purchase Money Security Interest”.)

The Debtor acknowledges and agrees that the Security Interests constitute and are intended to create Purchase Money Security Interests in Collateral to the extent that moneys advanced by BDC, including all future advances and re-advances, are used or are to be used, in whole or in part, to purchase or otherwise to acquire rights in Collateral.

5.	OBLIGATIONS SECURED

(The Security Interests and charges you have granted to BDC secure all indebtedness and all obligations to BDC.)

This Security Agreement is in addition to and not in substitution for any other security interest or charge now or in the future held by BDC from the Debtor or from any other person and shall be general and continuing security for the payment and performance of all indebtedness, liabilities and obligations of the Debtor to BDC (including interest thereon), under or in connection with the letter of offer dated as of December 16, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Offer Letter”) whether incurred prior to, at the time of or after the signing of this Security Agreement including extensions and renewals, present and future, absolute or contingent, joint or several, direct or indirect, matured or not, extended or renewed, wherever and however incurred, including all advances on current or running account, future advances and re-advances of any loans or credit by BDC thereunder and all obligations of the Debtor to BDC under the Offer Letter or contained in this Security Agreement or in any other document delivered in furtherance thereof (all of which indebtedness, liabilities and obligations are collectively called the “Obligations”).

6.	REPRESENTATIONS AND WARRANTIES

(You state that you are able to legally grant this Security Agreement to BDC, it will be binding and the Collateral is not subject to any encumbrances that have not been approved by BDC. You own the Collateral and nothing prevents you from granting the Security Interests and charges in favour of BDC. BDC will rely on all of the following representations and warranties.)

6.1    The Debtor represents and warrants to BDC that:

(a)

if a corporation, it is a corporation incorporated and organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation; it has the corporate power to own or lease its property and to carry on the business conducted by it; it is qualified as a corporation to carry on the business conducted by it and to own or lease its property and is in good standing under the laws of each jurisdiction in which the nature of its business or the property owned or leased by it makes such qualification necessary; and the execution, delivery and performance of this Security Agreement are within its corporate powers, have been authorized and do not contravene, violate or conflict with any law or the terms and provisions of its constating documents or its by-laws or any shareholders agreement or any other agreement, indenture or undertaking to which the Debtor is a party or by which it is bound;

(b)

if it is a corporation, its name as set forth on page 1 of this Security Agreement is its full, true and correct name as stated in its constating documents and if such name is in English, it does not have or use a French language form of its name or a combined English language and French language form of its name and vice versa, and the Debtor has disclosed in writing to BDC accurately all prior names under which the Debtor has operated;

(c)

if it is a partnership, its name as set forth on page 1 is its full, true and correct, and where required or voluntarily registered its registered, name; it is a partnership validly created and organized and validly existing under the laws of the jurisdiction of its creation; it has the power to carry on the business conducted by it; it is qualified as a partnership to carry on the business conducted by it and is in good

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standing under the laws of each jurisdiction in which the nature of its business makes such qualification necessary; and the execution, delivery and performance of this Agreement are within its powers, have been authorized, and do not contravene, violate or conflict with any law or the terms of its partnership agreement or any other agreement, indenture or undertaking to which the Debtor is a party or by which it is bound, and a complete list of the names, addresses and (if individuals) the dates of birth of the partners of the partnership are set forth on a Schedule attached to this Security Agreement;

(d)

if the Debtor is an individual, that individual’s full name and address provided to BDC are the individual’s full and correct name and address and the individual’s date of birth as described on the individual’s birth certificate a true copy of which has been provided to BDC or, if no birth certificate issued from any jurisdiction in Canada exists, as described on the documents provided to BDC is the individual’s correct birth date;

(e)

there is no litigation or governmental proceedings commenced or pending against or affecting the Collateral or the Debtor, in which a decision adverse to the Debtor would constitute or result in a material adverse change in the business, operations, properties or assets or in the condition, financial or otherwise, of the Debtor; and the Debtor agrees to promptly notify BDC of any such future litigation or governmental proceeding;

(f)

it does not have any information or knowledge of any facts relating to its business, operations, property or assets or to its condition, financial or otherwise, which it has not disclosed to BDC in writing and which, if known to BDC, might reasonably be expected to deter BDC from extending credit or advancing funds to the Debtor;

(g)

it has good title and lawfully owns and possesses all presently held Collateral, free from all security interests, charges, encumbrances, liens and claims, save only the Security Interests and the charges or security interests consented to in writing by BDC, and it has not granted any licenses in or of its Intellectual Property other than as disclosed and consented to by BDC;

(h)

to the extent that any of the Collateral includes serial numbered goods and motor vehicles which require serial number registration by virtue of the Act and its regulations including motor vehicles, trailers, manufactured homes, mobile homes, boats, outboard motors for boats or aircraft, the Debtor has given the full and correct serial numbers and any Ministry of Transport designation marks or other relevant licensing authority marks of all such Collateral to BDC;

(i)

the Collateral is and/or will be located at the place(s) described in Schedule “A” and will not be removed from such location(s) without the prior written consent of BDC, save and except for sales of inventory in the ordinary course of the Debtor’s business;

(j)

this Security Agreement is granted in accordance with resolutions of the directors (and of the shareholders as applicable) of the Debtor, if the Debtor is a corporation, or, if the Debtor is a partnership, of the partners of the Debtor, and all other requirements have been fulfilled to authorize and make the execution and delivery of this Security Agreement, and the performance of the Debtor’s obligations valid and there is no restriction contained in the constating documents of the Debtor or in any shareholders agreement or partnership agreement which restricts the powers of the authorized signatories of the Debtor to borrow money or give security; and

(k)	the Debtor’s place(s) of business and chief executive office have been correctly provided to BDC

7.	COVENANTS OF THE DEBTOR

(The Security Interests and the Collateral must be protected while the Security Agreement remains in effect. These covenants are your promises to BDC describing how BDC’s Security Interests will be attended to. You will also covenant to maintain accurate books and records and allow BDC’s inspection. Your promises are found in the Security Agreement and Schedules.)

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7.1    The Debtor covenants with BDC that while this Security Agreement remains in effect the Debtor will:

(a)	promptly pay and satisfy the Obligations as they become due or are demanded;

(b)	defend the title to the Collateral for BDC’s benefit, against the claims and demands of all persons;

(c)	fully and effectually maintain and ensure that the Security Interests are and continue to be valid and effective;

(d)	maintain the Collateral in good condition and repair and provide adequate storage facilities to protect the Collateral and not permit the value of the Collateral to be impaired;

(e)	observe and conform to all valid requirements of any governmental authority relative to any of the Collateral and all covenants, terms and conditions upon or under which the Collateral is held;

(f)	forthwith pay and satisfy:

(i)

all taxes, assessments, rates, duties, levies, government fees, claims and dues lawfully levied, assessed or imposed upon it or the Collateral when due, unless the Debtor shall in good faith contest its obligations so to pay and shall furnish to BDC such security as BDC may require;

(ii)	all security interests, charges, encumbrances, liens and claims which rank or could rank in priority to, or on an equal basis with, any of the Security Interests; and

(iii)

all fees from time to time chargeable by BDC arising out of any term of the commitment letter between BDC and the Debtor including, without limitation, inspection, administration and returned cheque handling fees;

(g)

forthwith pay and satisfy all costs, charges, expenses and reasonable legal fees and disbursements (on a solicitor and its own client basis) which may be incurred by BDC in connection with granting loans or credit to the Debtor, including for:

(i)	inspecting the Collateral;

(ii)

negotiating, preparing, perfecting, registering or renewing the registration of this Security Agreement and the Security Interests, any Financing or Financing Change Statement, any modification or amending agreement and other documents relating to the Debtor’s obligations, whether or not relating to this Security Agreement;

(iii)	complying with any disclosure requirements under the Act;

(iv)	investigating title to the Collateral;

(v)	taking, recovering, keeping possession and disposing of the Collateral;

(vi)	maintaining the Collateral in good repair, storing the Collateral and preparing the Collateral for disposition;

(vii)

any inspection, appraisal, investigation or environmental audit of the Collateral and the cost of any environmental rehabilitation, treatment, removal or repair necessary to protect, preserve or remedy the Collateral including any fine or penalty BDC becomes obligated to pay by reason of any statute, order or direction of competent authority;

(viii)

all other actions and proceedings taken to preserve the Collateral, enforce this Security Agreement and of any other security interest held by BDC as security for the Obligations, protect BDC from liability in connection with the Security Interests or assist BDC in its loan and credit granting or realization of the Security Interest, including any actions under Bankruptcy and Insolvency Act (Canada) and all remuneration of any Receiver (as defined in Article 15 hereof) or appointed pursuant to Bankruptcy and Insolvency Act (Canada);

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(ix)

any sums BDC pays as fines, or as clean up costs because of contamination of or from the Debtor’s assets. Further, the Debtor will indemnify BDC and its employees and agents from any liability or costs incurred including legal defense costs. The Debtor’s obligation under this paragraph continues even after the Obligations are repaid and this agreement is terminated.

(h)

at BDC’s request, execute and deliver further documents and instruments and do all acts as BDC in its absolute discretion requires to confirm, register and perfect, and maintain the registration and perfection of, the Security Interests;

(i)	notify BDC promptly of:

(i)

any change in the information contained in this Security Agreement relating to the Debtor, its business or the Collateral, including, without limitation, any change of name or address (including any change of trade name, proprietor or partner) and any change in the present location of any Collateral;

(ii)	the details of any material acquisition of Collateral, including the acquisition of any motor vehicles, trailers, manufactured homes, boats or aircraft;

(iii)	any material loss or damage to the Collateral;

(iv)	any material default by any account debtor in the payment or other performance of its obligations to the Debtor respecting any Accounts;

(v)

any claims against the Debtor including claims in respect of the Intellectual Property or of any actions taken by the Debtor to defend the registration of or the validity of or any infringement of the Intellectual Property;

(vi)	the return to or repossession by the Debtor of Collateral that was disposed of by the Debtor; and

(vii)	all additional places of business and any changes in its place(s) of business or chief executive office;

(j)

prevent the Collateral, other than Inventory sold, leased, or otherwise disposed of as permitted by this Security Agreement, from being or becoming an accession to property not covered by this Security Agreement;

(k)

carry on and conduct its business and undertaking in a proper and businesslike manner so as to preserve and protect the Collateral and the earnings, income, rents, issues and profits of the Collateral, including maintenance of proper and accurate books of account and records;

(l)

permit BDC and its representatives, at all reasonable times, access to the Collateral including all of the Debtor’s property, assets and undertakings and to all its books of account and records for the purpose of inspection and the taking of extracts and copies, whether at the Debtor’s premises or otherwise, and the Debtor will render all assistance necessary;

(m)	observe and perform all its obligations under:

(i)	leases, licences, undertakings, and any other agreements to which it is a party;

(ii)	any statute or regulation, federal, provincial, territorial, or municipal, to which it is subject;

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(n)	deliver to BDC from time to time promptly upon request:

(i)	any documents of title, instruments, securities and chattel paper constituting, representing or relating to the Collateral;

(ii)

all books of account and all records, ledgers, reports, correspondence, schedules, documents, statements, lists and other writings relating to the Collateral to allow BDC to inspect, audit or copy them;

(iii)	all financial statements prepared by or for the Debtor regarding the Debtor’s business;

(iv)	such information concerning the Collateral, the Debtor and the Debtor’s business and affairs as BDC may reasonably require;

(o)

with respect to the Intellectual Property, take all necessary steps and initiate all necessary proceedings, to maintain the registration or recording of the Intellectual Property, to defend the Intellectual Property from infringement and to prevent any licensed or permitted user from doing anything that may invalidate or otherwise impair the Intellectual Property;

(p)	with respect to copyright forming part of the Intellectual Property, provide to BDC waivers of the moral rights thereto executed by all contributors or authors of the copyrighted work;

(q)

receive and hold in trust on behalf of and for the benefit of BDC all proceeds from the sale or other disposition of any Collateral other than the proceeds from the sale of inventory made in the ordinary course of the Debtor’s business;

(r)	consent to BDC contacting and making enquiries of the Debtor’s lessors, as well as municipal or other government officials or assessors; and

(s)	observe and perform the additional covenants and agreements set out in any schedules to this Security Agreement, including Schedule B, if any.

7.2    Any amounts required to be paid to BDC by the Debtor under this Clause 7 shall be immediately payable with interest at the highest rate borne by any of the Obligations until all amounts have been paid.

7.3    This Security Agreement shall remain in effect until it has been terminated by BDC by notice of termination to the Debtor and all registrations relating to the Security Agreement have been discharged.

8.	INSURANCE

(It is your obligation to thoroughly insure the Collateral in order to protect your interests and those of BDC. You will follow the specific requirements of the insurance coverage described in this Clause.)

8.1    The Debtor covenants that while this Security Agreement is in effect the Debtor shall:

(a)

maintain or cause to be maintained insurance on the Collateral with a reputable insurer, of kinds, for amounts and payable to such person or persons, all as BDC may require, and in particular maintain insurance on the Collateral to its full insurable value against loss or damage by fire and all other risks of damage, including an extended coverage endorsement and in the case of motor vehicles, insurance against theft;

(b)	cause the insurance policy or policies required by this Security Agreement to be assigned to BDC, including a standard mortgage clause or a mortgage endorsement, as BDC may require;

(c)	pay all premiums respecting such insurance, and deliver all policies to BDC, if it so requires.

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8.2    If proceeds of any required insurance becomes payable, BDC may, in its absolute discretion, apply these proceeds to the Obligations as BDC sees fit or release any insurance proceeds to the Debtor to repair, replace or rebuild, but any release of insurance proceeds to the Debtor shall not operate as a payment on account of the Obligations or in any way affect this Security Agreement or the Security Interests.

8.3     The Debtor will forthwith, on the happening of loss or damage to the Collateral, notify BDC and furnish to BDC at the Debtor’s expense any necessary proof and do any necessary act to enable BDC to obtain payment of the insurance proceeds, but nothing shall limit BDC’s right to submit to the insurer a proof of loss on its own behalf.

8.4    The Debtor hereby authorizes and directs the insurer under any required policy of insurance to include the name of BDC as loss payee on any policy of insurance and on any cheque or draft which may be issued respecting a claim settlement under and by virtue of such insurance, and the production by BDC to any insurer of a notarial or certified copy of this Security Agreement (notarized or certified by a notary public or solicitor) shall be the insurer’s complete authority for so doing.

8.5    If the Debtor fails to maintain insurance as required, BDC may, but shall not be obliged to, maintain or effect such insurance coverage, or so much insurance coverage as BDC may wish to maintain.

9.	OTHER PROHIBITIONS

(You agree to not encumber your property so as to interfere with the security interests or charges granted to BDC and you will not dispose of any of the Collateral except inventory disposed of in the ordinary course of your business.)

Without the prior written consent of BDC the Debtor will not:

(a)

create or permit to exist any security interest in, charge, encumbrance or lien over, or claim against any of its property, assets, undertakings including without limitation the Collateral which ranks or could in any event rank in priority to or on an equal basis with any of the Security Interests created by this Security Agreement;

(b)	grant, sell, or otherwise assign any of its chattel paper or any of the Collateral except only Inventory that is disposed of in accordance with Clause 10.2; or

(c)	where the Debtor is a corporation

(i)	repay or reduce any shareholders loans or other debts due to its shareholders; or

(ii)	change its name, merge with or amalgamate with any other entity;

10.	RESTRICTIONS ON SALE OR DISPOSAL OF COLLATERAL

(You will preserve and protect all of the Collateral and not dispose of it without the consent of BDC. Any sales or other disposition will result in you holding the proceeds in trust for BDC. Your responsibilities towards the Collateral and any trust proceeds are important to BDC.)

10.1    Except as provided by this Security Agreement, without BDC’s prior written consent the Debtor will not:

(a)	sell, lease, license or otherwise dispose of the Collateral;

(b)	release, surrender or abandon possession of the Collateral; or

(c)	move or transfer the Collateral from the jurisdictions in which the Security Interests have been perfected.

10.2    Provided that the Debtor is not in default under this Security Agreement, the Debtor may lease, sell, license, consign or otherwise deal with items of Inventory only in the ordinary course of its business and for the purposes of carrying on its business.

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10.3    Any disposition of any Collateral, excepting sales of Inventory in the ordinary course, shall result in the Debtor holding the proceeds in trust for and on behalf of BDC and subject to BDC’s exclusive direction and control. Nothing restricts BDC’s rights to attach, seize or otherwise enforce its Security Interests in any Collateral sold or disposed, unless it is sold or disposed with BDC’s prior written consent.

11.	PERFORMANCE OF OBLIGATIONS

(If you do not strictly do all those things that you have agreed to do in this Security Agreement, BDC may perform those obligations but you will be required to pay for them.)

If the Debtor fails to perform its covenants and agreements under this Security Agreement, BDC may, but shall not be obliged to, perform any or all of such covenants and agreements without prejudice to any other rights and remedies of BDC, and any payments made and any costs, charges, expenses and reasonable legal fees and disbursements (on a solicitor and its own client basis) incurred by BDC shall be immediately payable by the Debtor to BDC with interest at the highest rate borne by any of the Obligations and shall be secured by the Security Interests, until all such amounts have been paid.

12.	ACCOUNTS

(Any dealing with the Collateral that results in an account being created, or proceeds arising, is of particular importance to BDC. The account, or proceeds, acts in substitution for the Collateral that has been sold, usually inventory. You will protect the account or proceeds in favour of BDC.)

Notwithstanding any other provision of this Security Agreement, upon the occurrence of any default under this Security Agreement or under the Offer Letter, BDC may collect, realize, sell or otherwise deal with all or a portion of the Accounts in such manner, upon such terms and conditions and at any time as may seem to it advisable, and without notice to the Debtor, except in the case of disposition and then subject to the applicable provisions of the Act, if any. All forms of payment received by the Debtor in payment of any Account, or as proceeds, shall be subject to the Security Interests and upon the occurrence of any default hereunder or under the Offer Letter, shall be received and held by the Debtor in trust for BDC.

13.	APPROPRIATION OF PAYMENTS

(BDC has the right to determine how funds it receives will be applied in relation to your loan facility.)

Any and all payments made respecting the Obligations and monies realized from any Security Interests (including monies collected in accordance with or realized on any enforcement of this Security Agreement) may be applied to such part or parts of the Obligations as BDC sees fit, and BDC may at any time change any appropriation as BDC sees fit.

14.	DEFAULT

(You must comply with the payment and other obligations that you have made in favour of BDC. You must also strictly satisfy the covenants and agreements that you have made in this Security Agreement. Failure to do so will be considered a default and BDC will consider its legal remedies and possibly pursue them. This Clause defines the defaults and outlines your obligations.)

14.1    Unless waived by BDC, the Debtor shall be in default under this Security Agreement and shall be deemed to be in default under all other agreements between the Debtor and BDC in any of the following events:

(a)	the Debtor defaults, or threatens to default, in payments when due of any of the Obligations; or

(b)

the Debtor is in breach of, or threatens to breach, any term, condition, obligation or covenant made by it to or with BDC, or any representation or warranty of the Debtor to BDC is untrue or ceases to be accurate, whether or not contained in this Security Agreement; or

(c)

the Debtor or a guarantor of the Debtor declares itself to be insolvent or admits in writing its inability to pay its debts generally as they become due, or makes an assignment for the benefit of its creditors, is declared bankrupt, makes a proposal or otherwise takes advantage of any provisions for relief under Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or similar legislation in any jurisdiction, or makes an authorized assignment; or

(d)	a receiver, manager, receiver and manager or receiver-manager of all or a part of the Collateral is appointed; or

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(e)	an order is made or a resolution is passed for the winding up of the Debtor or a guarantor of the Debtor; or

(f)

the Debtor or a guarantor of the Debtor ceases or threatens to cease to carry on all or a substantial part of its business or makes or threatens to make a sale of all or substantially all of its assets; or

(g)	distress or execution is levied or issued against all or any part of the Collateral; or

(h)

if the Debtor is a corporation and any member or shareholder takes any of the following actions and any such action (if successful) is reasonably expected to have a Material Adverse Effect (as defined in the Offer Letter):

( )	commences an action against the Debtor; or

(ii)	gives a notice of dissent to the Debtor in accordance with the provisions of any governing legislation; or

(i)	if the Debtor is a corporation and its voting control changes without BDC’s prior written consent; or

(i)	the Debtor uses any monies advanced to it by BDC for any purpose other than as agreed upon by BDC; or

(j)

without BDC’s prior written consent, the Debtor creates or permits to exist any security interest, charge, encumbrance, lien or claim against any of the Collateral which ranks or could in any event rank in priority to or on an equal basis with any of the Security Interests; or

(k)

the holder of any other security interest, charge, encumbrance, lien or claim against any of the Collateral does anything to enforce or realize on such security interest, charge, encumbrance, lien or claim; or

(l)

the Debtor enters into an amalgamation, a merger or other similar arrangement with any other person without BDC’s prior written consent or, if the Debtor is a corporation, it is continued or registered in a different jurisdiction without BDC’s prior written consent; or

(m)

BDC in good faith and on commercially reasonable grounds believes that the prospect of payment or performance of any of the Obligations is impaired or that any of the Collateral is or is about to be placed in jeopardy or removed from the jurisdiction in which this Security Agreement has been registered; or

(n)

the lessor under any lease to the Debtor of any real or personal property takes any steps to or threatens to terminate such lease or otherwise exercise any of its remedies under such lease as a result of any default by the Debtor; or

(o)

the Debtor causes or allows hazardous materials to be brought upon any lands or premises occupied by the Debtor or to be incorporated into any of its assets, or the Debtor causes, permits, or fails to remedy any environmental contamination upon, in or under any of its lands or assets, or fails to comply with any abatement or remediation order given by a responsible authority; or

(p)

any permit, license, certification, quota or order granted to or held by the Debtor is cancelled, revoked or reduced, as the case may be, or any order against the Debtor is enforced, preventing the business of the Debtor from being carried on for more than 5 days or materially adversely changing the condition (financial or otherwise) of the Debtor’s business; or

(q)	if an individual, the Debtor dies or is declared incompetent by a court of competent jurisdiction.

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15.	ENFORCEMENT

(If a default occurs, BDC has numerous remedies and legal rights, including enforcement of the Security Agreement according to this Clause. You also have rights, provided by the Personal Property Security Act and the common law in your jurisdiction.)

15.1    Upon any default under this Security Agreement BDC may declare any or all of the Obligations whether or not payable on demand to become immediately due and payable and the Security Interests will immediately become enforceable. To enforce and realize on the Security Interests BDC may take any action permitted by law or in equity as it may deem expedient and in particular, without limitation, BDC may do any of the following:

(a)

appoint by instrument a receiver, manager, receiver and manager or receiver-manager (the “Receiver”) of all or any part of the Collateral, with or without bond as BDC may determine, and in its absolute discretion remove such Receiver and appoint another in its stead;

(b)

enter upon any of the Debtor’s premises at any time and take possession of the Collateral with power to exclude the Debtor, its agents and its servants, without becoming liable as a mortgagee in possession;

(c)	preserve, protect and maintain the Collateral and make such replacements and repairs and additions to the Collateral as BDC deems advisable;

(d)

dispose of all or part of the Collateral, whether by public or private sale or lease or otherwise, in such manner, at such price as can be reasonably obtained and on such terms as to credit and with such conditions of sale and stipulations as to title or conveyance or evidence of title or otherwise as to BDC may seem reasonable, provided that if any sale, lease or other disposition is on credit the Debtor will not be entitled to be credited with the proceeds of any such sale, lease or other disposition until the monies are actually received;

(e)	register assignments of the Intellectual Property, and use sell, assign, license or sub-license any of the Intellectual Property; and

(f)	exercise all of the rights and remedies of a secured party under the Act and any other applicable laws.

15.2    A Receiver appointed pursuant to this Security Agreement insofar as responsibility for its actions is concerned shall be the agent of the Debtor and not of BDC and, to the extent permitted by law or to such lesser extent permitted by its appointment, shall have all the powers of BDC under this Security Agreement, and in addition shall have power to:

(a)

carry on the Debtor’s business and for such purpose from time to time to borrow money either secured or unsecured, and if secured by granting a security interest on the Collateral, such security interest may rank before or on an equal basis with or behind any of the Security Interests and if it does not so specify such security interest shall rank in priority to the Security Interests; and

(b)	make an assignment for the benefit of the Debtor’s creditors or a proposal on behalf of the Debtor under Bankruptcy and Insolvency Act (Canada); and

(c)

commence, continue or defend proceedings in the name of the Receiver or in the name of the Debtor for the purpose of protecting, seizing, collecting, realizing or obtaining possession of or payment for the Collateral; and

(d)	make any arrangement or compromise that the Receiver deems expedient.

15.3    Subject to the claims, if any, of the creditors of the Debtor ranking in priority to this Security Agreement, all amounts realized from the disposition of the Collateral pursuant to this Security Agreement will be applied as BDC, in its absolute discretion and to the full extent permitted by law, may direct as follows:

(a)	in payment of all costs, charges and expenses (including reasonable legal fees and disbursements on a solicitor and its own client basis) incurred by BDC respecting or incidental to:

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(i)	the exercise by BDC of the rights and powers granted to it by this Security Agreement; and

(ii)

the appointment of the Receiver and the exercise by the Receiver of the powers granted to it by this Security Agreement, including the Receiver’s reasonable remuneration and all outgoings properly payable by the Receiver;

(b)	in or toward payment to BDC of all principal and other monies (except interest) due in respect of the Obligations;

(c)	in or toward payment to BDC of all interest remaining unpaid respecting the Obligations; and

(d)	in payment to those parties entitled thereto under the Act.

16.	GENERAL PROVISIONS PROTECTING BDC

(You have granted this Security Agreement to BDC in consideration by BDC advancing funds or providing credit or a credit facility to you. BDC will not be responsible for debts or liabilities that may arise except to the extent that it agrees to be responsible or liable in this Security Agreement. If enforcement becomes necessary, BDC will act in good faith and in a commercially reasonable manner.)

16.1    To the full extent permitted by law, BDC shall not be liable for any debts contracted by it during enforcement of this Security Agreement, for damages to persons or property or for salaries or non-fulfilment of contracts during any period when BDC shall manage the Collateral upon entry or seizure, nor shall BDC be liable to account as a mortgagee in possession or for anything except actual receipts or be liable for any loss on realization or for any default or omission for which a mortgagee in possession may be liable. BDC shall not be bound to do, observe or perform or to see to the observance or performance by the Debtor of any obligations or covenants imposed upon the Debtor nor shall BDC, in the case of securities, instruments or chattel paper, be obliged to preserve rights against other persons, nor shall BDC be obliged to keep any of the Collateral identifiable. To the full extent permitted by law, the Debtor waives any provision of law permitted to be waived by it which imposes greater obligations upon BDC than described above.

16.2    Neither BDC nor any Receiver appointed by it shall be liable or accountable for any failure to seize, collect, realize, sell or obtain payments for the Collateral nor shall they be bound to institute proceedings for the purposes of seizing, collecting, realizing or obtaining payment or possession of the Collateral or the preserving of any right of BDC, the Debtor or any other party respecting the Collateral. BDC shall also not be liable for any misconduct, negligence, misfeasance by BDC, the Receiver or any employee or agent of BDC or the Receiver, or for the exercise of the rights and remedies conferred upon BDC or the Receiver by this Security Agreement.

16.3    BDC or any Receiver appointed by it may grant extensions of time and other indulgences, take and give securities, accept compromises, grant releases and discharges, release any part of the Collateral to third parties and otherwise deal with the debtors of the Debtor, co-obligants, guarantors and others and with the Collateral and other securities as BDC may see fit without liability to BDC and without prejudice to BDC’s rights respecting the Obligations or BDC’s right to hold and realize the Collateral.

16.4    BDC in its sole discretion may realize upon any other security provided by the Debtor in any order or concurrently with the realization under this Security Agreement whether such security is held by it at the date of this Security Agreement or is provided at any time in the future. No realization or exercise of any power or right under this Security Agreement or under any other security shall prejudice any further realization or exercise until all Obligations have been fully paid and satisfied.

16.5 Any right of BDC and any obligation of the Debtor arising under any other agreements between BDC and the Debtor shall survive the signing, registration and advancement of any money under this Security Agreement, and no merger respecting any such right or obligation shall occur by reason of this Security Agreement. The obligation, if any, of the Debtor to pay legal fees, a commitment fee, a standby fee or administration fees, under the terms of BDC’s commitment letter with the Debtor shall survive the signing and registration of this Security Agreement and BDC’s advancement of any money to the Debtor and any legal fees, commitment fees, standby fees or administration fees owing by the Debtor shall be secured by the Collateral.

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16.6    In the event that BDC registers a notice of assignment of Intellectual Property the Debtor shall be responsible for and shall indemnify BDC against all maintenance and renewal costs in respect thereof, and any costs of initiating or defending litigation, together with all costs, liabilities and damages related thereto.

16.7    Notwithstanding any taking of possession of the Collateral, or any other action which BDC or the Receiver may take, the Debtor now covenants and agrees with BDC that if the money realized upon any disposition of the Collateral is insufficient to pay and satisfy the whole of the Obligations due to BDC at the time of such disposition, the Debtor shall immediately pay to BDC an amount equal to the deficiency between the amount of the Obligations and the sum of money realized upon the disposition of the Collateral, and the Debtor agrees that BDC may bring action against the Debtor for payment of the deficiency, notwithstanding any defects or irregularities of BDC or the Receiver in enforcing its rights under this Security Agreement.

17.	APPOINTMENT OF ATTORNEY

(You appoint BDC your attorney for specific matters.)

The Debtor hereby irrevocably appoints BDC or the Receiver, as the case may be, with full power of substitution, as the attorney of the Debtor for and in the name of the Debtor, to do, make, sign, endorse or execute under seal or otherwise all deeds, documents, transfers, cheques, instruments, demands, assignments, assurances or consents that the Debtor is obliged to sign, endorse or execute and generally to use the name of the Debtor and to do everything necessary or incidental to the exercise of all or any of the powers conferred on BDC, or the Receiver, as the case may be, pursuant to this Security Agreement. This grant and authority shall continue and survive any mental infirmity or legal incapacity of the Debtor subsequent to the execution hereof.

18.	CONSOLIDATION

(Should you wish to redeem the Security Interest, BDC may require you to also pay other obligations to it before discharging its Security Interests.)

For the purposes of the laws of all jurisdictions in Canada, the doctrine of consolidation applies to this Security Agreement.

19.	NO OBLIGATION TO ADVANCE

(BDC determines, in the end, whether any advances or further advances under the loan facility will be made.)

Neither the preparation and execution of this Security Agreement nor the perfection of the Security Interests or the advance of any monies by BDC shall bind BDC to make any advance or loan or further advance or loan, or extend any time for payment of any indebtedness or liability of the Debtor to BDC.

20.	WAIVER

(Indulgences granted by BDC should not be taken for granted.)

BDC may permit the Debtor to remedy any default without waiving the default so remedied. BDC may from time to time and at any time partially or completely waive any right, benefit or default under this Security Agreement but such waiver shall not be a bar to or a waiver of any such right, benefit or default thereafter, or of any other right, benefit or default under this Security Agreement. No waiver shall be effective unless it is in writing and signed by BDC. No delay or omission on the part of BDC in exercising any right shall operate as a waiver of such right or any other right.

21.	NOTICE

(This Clause describes how the various notices referred to in this Security Agreement may be given.)

Notice may be given to either party by fax, email or prepaid mail or delivered to the party for whom it is intended, at the principal address of such party provided in this Security Agreement or at such other address as may be given in writing by one party to the other, and any notice if mailed shall be deemed to have been given at the expiration of three business days after mailing and if delivered, on delivery, and if faxed or emailed on the next business day.

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22.	EXTENSIONS

(Your duties and responsibilities to BDC remain in place regardless of any concerns you may have about the loan facility or BDC’s actions.)

BDC may grant extensions of time and other indulgences, take and give up security, accept compositions, compound, compromise, settle, grant releases and discharges, refrain from perfecting or maintaining perfection of security interests, and otherwise deal with the Debtor, the Debtor’s account debtors, sureties and others and with the Collateral and other security interests as BDC may see fit without prejudice to the Debtor’s liability or BDC’s right to hold and realize on the Security Interests.

23.	NO MERGER

(Except as agreed upon in the Security Agreement or another contract specifically discussing this point, this Security Agreement is an independent obligation on your part.)

This Security Agreement shall not create any merger or discharge of any of the Obligations, or any assignment, transfer, guarantee, lien, contract, promissory note, bill of exchange or security interest of any form held or which may be held by BDC now or in the future from the Debtor or from any other person. The taking of a judgment respecting any of the Obligations will not operate as a merger of any of the covenants contained in this Security Agreement.

24.	RIGHTS CUMULATIVE

(This Agreement describes some rights and remedies of BDC. BDC also is entitled to rely on all other rights and remedies available to it in law and in any other agreements it has entered into with you.)

BDC’s rights and remedies set out in this Security Agreement, and in any other security agreement held by BDC from the Debtor or any other person to secure payment and performance of the Obligations, are cumulative and no right or remedy contained in this Security Agreement or any other security agreements is intended to be exclusive but each will be in addition to every other right or remedy now or hereafter existing at law, in equity or by statute, or pursuant to any other agreement between the Debtor and BDC that may be in effect from time to time.

25.	ASSIGNMENT

(Should BDC assign or transfer or otherwise deal with this Security Agreement on its own behalf, you agree that the Security Agreement shall remain binding and effective upon you.)

BDC may, without notice to the Debtor, at any time assign or transfer, or grant a security interest in, all or any of the Obligations, this Security Agreement and the Security Interests. The Debtor agrees that the assignee, transferee or secured party, as the case may be, shall have all of BDC’s rights and remedies under this Security Agreement and the Debtor will not assert as a defence, counterclaim, right of set-off or otherwise any claim which it now has or may acquire in the future against BDC in respect of any claim made or any action commenced by such assignee, transferee or secured party, as the case may be, and will pay the assigned Obligations to the assignee, transferee or secured party, as the case may be, as the said Obligations become due.

26.	SATISFACTION AND DISCHARGE

(Until this Security Agreement is terminated and any registrations relating to it are discharged, the Security Agreement will remain effective even though the indebtedness to BDC may have been paid.)

Any partial payment or satisfaction of the Obligations, or any ceasing by the Debtor to be indebted to BDC shall not be a redemption or discharge of this Security Agreement. The Debtor shall be entitled to a release and discharge of this Security Agreement upon full payment and satisfaction of all Obligations, and upon written request by the Debtor and, subject to applicable law, payment to BDC of an administrative fee to be fixed by BDC and payment of all costs, charges, expenses and reasonable legal fees and disbursements (on a solicitor and his own client basis) incurred by BDC in connection with the Obligations and such release and discharge. The Debtor shall, subject to applicable law, pay an administrative fee, to be fixed by BDC, for the preparation or execution of any full or partial release or discharge by BDC of any security it holds, of the Debtor, or of any guarantor or covenantor with respect to any Obligations.

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27.    ENVIRONMENT

The Debtor represents and agrees that:

(a)

it operates and will continue to operate in conformity with all applicable environmental laws, regulations, standards, codes, ordinances and other requirements of any jurisdiction in which it carries on business and will ensure its staff is trained as required for that purpose;

(b)	if required by law, it will have an environmental emergency response plan and all officers and employees will be familiar with that plan and their duties under it;

(c)	it possesses and will maintain all environmental licences, permits and other governmental approvals as may be necessary to conduct its business and maintain the Collateral;

(d)	there has been no complaint, prosecution, investigation or proceeding, environmental or otherwise, respecting the Debtor’s business or assets including without limitation the Collateral;

(e)	it will advise BDC immediately upon becoming aware of any environmental problems relating to its business or the Collateral;

(f)

it will provide BDC with copies of all communications with environmental officials and all environmental studies or assessments prepared for the Debtor and it consents to BDC contacting and making enquiries of environmental officials or assessors;

(g)	it will from time to time when requested by BDC provide to BDC evidence of its full compliance with the Debtor’s obligations in this Clause 27.

28.	ENUREMENT

This Security Agreement shall enure to the benefit of BDC and its successors and assigns, and shall be binding upon the Debtor and its successors and any assigns permitted by BDC, as the case may be.

29.	INTERPRETATION

29.1    In this Security Agreement:

(a)	“Collateral” has the meaning set out in Clause 1 and any reference to the Collateral shall, unless the context otherwise requires, be deemed to be a reference to the Collateral in whole or in part;

(b)

“the Act” means the Personal Property Security Act of the province in which the business centre of BDC is located, as described on page 1 of this Security Agreement, and all regulations under the Act, as amended from time to time.

29.2    Words and expressions used in this Security Agreement that have been defined in the Act shall be interpreted in accordance with their respective meanings given in the Act unless otherwise defined in this Security Agreement or unless the context otherwise requires.

29.3    The invalidity or unenforceability of the whole or any part of any clause of this Security Agreement shall not affect the validity or enforceability of any other clause or the remainder of such clause of this Security Agreement.

29.4 The headings used in this Security Agreement have been inserted for convenience of reference only and shall not define, limit, alter or enlarge the meaning of any provision of this Security Agreement.

29.5 This Security Agreement shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein. For enforcement purposes, the Debtor hereby attorns to the jurisdiction of the courts and laws of any province, state, territory or country in which BDC enforces its rights and remedies hereunder.

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30.	COPY OF AGREEMENT AND FINANCING STATEMENT

The Debtor:

(a)	acknowledges receiving a copy of this Security Agreement; and

(b)

if the Act so permits, waives all rights to receive from BDC a copy of any financing statement or financing change statement filed, or any verification statement or other document received at any time respecting this Security Agreement.

31.	TIME

Time shall in all respects be of the essence.

32.	INDEPENDENT ADVICE

The Debtor acknowledges having received, or having had the opportunity to receive, independent legal and accounting advice respecting this Security Agreement and its effect.

33.	PARENTHETICAL COMMENTS

The Debtor acknowledges and agrees that the comments in parentheses are intended to provide a brief but not thorough indication of the intent of the legal provisions that follow in each subsequent clause, and do not form part of this Security Agreement.

34.	THE COMMITMENT LETTER

BDC has extended the Offer Letter. The Debtor acknowledges and agrees that in the event of any discrepancy between any term of this Security Agreement and any term of the Offer Letter, the terms of the Offer Letter shall apply and take precedence over the terms of this Security Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF the Debtor has hereunto set his hand and seal or has affixed its corporate seal duly attested by the hand(s) of its proper officer(s) in that behalf, on the day and year first above written.

LI-CYCLE CORP.

By:
Name: Ajay Kochhar
Title: President

By:
Name:
Title:

I/We have authority to bind the Corporation.

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SCHEDULE “A”

Subclause 1.1(a):

1.	the following specific items, even though they may be included within the descriptions of Collateral

        (insert description by item or kind):

2.	the following serial numbered goods:

Serial No. (re motor vehicles & trailers, etc.)	Year Make and Model

3.	Location(s) of the Collateral:

2351 Royal Windsor Dr., Suite 10, Mississauga, Ontario L5J 4S7

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